Exhibit 99.1
Encore Acquisition Company Announces Year-End Proved
Reserves and Certain Fourth Quarter 2009 Operating Results
FORT WORTH, Texas – (BUSINESS WIRE) – February 1, 2010 — Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today announced year-end 2009 reserves and certain fourth quarter 2009 operating results.
Proved Reserves
Total proved oil and natural gas reserves at December 31, 2009 were 220.3 million barrels of oil equivalent (“BOE”), consisting of 147.1 million barrels of crude oil, condensate, and natural gas liquids and 439.1 billion cubic feet of natural gas. Proved reserves were calculated utilizing twelve month average prices during 2009, or $61.18 per Bbl of oil and $3.83 per Mcf of natural gas. Prior year proved reserves were calculated based on year-end 2008 spot market prices of $44.60 per Bbl of oil and $5.62 per Mcf of natural gas.
Using 2009 average prices, the estimated discounted net present value of Encore’s proved oil and natural gas reserves, before projected income taxes and net abandonment costs, using a 10 percent per annum discount rate (“PV-10 Value”) was approximately $2.1 billion at December 31, 2009, as compared to a PV-10 value of approximately $1.4 billion at December 31, 2008 using unescalated year-end 2008 prices.
At December 31, 2009, oil reserves accounted for 67 percent of total proved reserves, and 80 percent of total proved reserves are developed. The following table summarizes the changes in proved reserves:

MBOE
Reserves at December 31, 2008	185,705
Purchases of minerals-in-place	24,078
Sales of minerals-in-place	(117)
Extensions and discoveries	21,502
Revisions of previous estimates	4,774
Production	(15,669)

Reserves at December 31, 2009	220,273

Encore’s proved reserve estimates for 100 percent of its properties were prepared by independent petroleum engineers.
Fourth Quarter Operating Results
Encore’s fourth quarter production averaged 45,143 BOE per day, consisting of 27,913 Bbls of oil per day and 103,382 Mcf of natural gas per day. This represents an increase of eight percent over the 41,824 BOE per day produced in the fourth quarter of 2008.

NYMEX oil prices averaged $75.98 per Bbl for the fourth quarter of 2009, and Encore’s wellhead differential was a negative $8.04 per Bbl for the quarter. This represents a tightening in the differential of $3.85 per Bbl from the $11.89 per Bbl differential in the fourth quarter of 2008.
NYMEX natural gas prices averaged $4.17 per Mcf for the fourth quarter of 2009, and the Company’s wellhead differential was a positive $0.49 per Mcf for the quarter as compared to a negative $0.99 per Mcf in the fourth quarter of 2008.
Costs Incurred
During 2009, the Company completed 120 gross wells (48.9 net). The following table summarizes Encore’s costs incurred related to oil and natural gas properties for the periods indicated:

	Year Ended December 31,
	2009	2008
	(in thousands)
Acquisitions:
Proved properties	$402,457	$28,840
Unproved properties	17,087	128,635

Total acquisitions	419,544	157,475

Development:
Drilling and exploitation	121,259	362,609

Total development	121,259	362,609

Exploration:
Drilling	163,887	252,104
Geological and seismic	1,022	2,851
Delay rentals	774	1,482

Total exploration	165,683	256,437

Total costs incurred	$706,486	$776,521

The amounts provided in this press release are subject to change after review and audit of the Company’s financial statements.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Additional Information
As previously announced on November 1, 2009, Encore entered into a definitive merger agreement with Denbury Resources Inc. (“Denbury”) pursuant to which Denbury will acquire Encore (the “transaction”). The combined company will continue to be known as Denbury Resources Inc. and will be headquartered in Plano, Texas. The Boards of Directors of both companies have unanimously approved the merger agreement, and each has recommended approval of the transaction to its respective stockholders. Completion of the transaction is subject to the approval of both Denbury and Encore stockholders, regulatory approvals, and other customary conditions. The transaction is expected to close in the first quarter of 2010.
In connection with the transaction, Denbury and Encore will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to carefully read the definitive joint proxy statement/prospectus when it becomes available because it will contain important information regarding Denbury, Encore, and the transaction.
A definitive joint proxy statement/prospectus will be sent to stockholders of Denbury and Encore seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and other documents filed by Denbury and Encore with the SEC at the SEC’s website, www.sec.gov. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Denbury may also be obtained free-of-charge by directing a request to Denbury, Attn: Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or from Denbury’s website, www.denbury.com. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Encore may also be obtained free-of-charge by directing a request to Encore, Attn: Bob Reeves, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, or from Encore’s website, www.encoreacq.com.
Denbury, Encore, and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the joint proxy statement/prospectus when it becomes available.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com